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Registration No. 333-

        As filed with the Securities and Exchange Commission on May 24, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Curative Health Services, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	51-0467366 (I.R.S. Employer Identification No.)

150 Motor Parkway,
Hauppauge, New York 11788
(Address, including zip code, of registrant's principal executive offices)

Paul McConnell Restricted Stock Unit Award Agreement
dated April 23, 2004
(Full title of the plan)

Joseph L. Feshbach
Chief Executive Officer
Curative Health Services, Inc.
150 Motor Parkway
Hauppauge, New York 11788-5145
(Name, address and telephone number, including area code, of agent for service of process)

Copy to:
 Timothy S. Hearn, Esq.
Dorsey & Whitney LLP
50 South 6th Street
Minneapolis, Minnesota 55402-1498
(612) 340-2600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $.01 par value per share(2)	157, 605	$12.69	$2,000,000	$253.40

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to Mr. McConnell's Restricted Stock Unit Award Agreement, the offering price per unit is equal to the closing market price of the Company's common stock on April 23, 2004.

(2)
Consists of 157,605 shares of Common Stock issuable upon the vesting of the Restricted Stock Units granted to Mr. McConnell. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information*

Item 2.    Registrant Information and Employee Plan Annual Information*

        * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the "Securities Act").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Curative Health Services, Inc. (the "Company"), are incorporated by reference into this Registration Statement:

  •
  our annual report on Form 10-K for the year ended December 31, 2003 and filed on March 15, 2004;

  •
  our quarterly report on Form 10-Q for the quarter ended March 31, 2004;

  •
  our current reports on Form 8-K filed on March 9, 2004, April 6, 2004, April 20, 2004, April 30, 2004 and May 4, 2004; and

  •
  the description of the Company's Common Stock contained in the our predecessor's Form 8-A Registration Statement, filed with the Commission on June 26, 1991, referred to in our current report on Form 8-K12G3, filed with the Commission on August 19, 2003, including any amendment or report filed for the purpose of updating such descriptions.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if, with respect to the acts or omissions the subject of the proceeding, such person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company was serving at the request of the Company or whose duties involved service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company.

        In addition, Section 302A.521, subd. 3, of the Minnesota statutes, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances upon, among other things, receipt of a written undertaking by the person to repay all amounts so advanced if it is ultimately determined that the person is not entitled to indemnification, unless otherwise limited by the Articles of Incorporation or Bylaws of the Company. The Company's Bylaws limit the Company's indemnification obligations to directors and officers, except as may otherwise be required by law.

        A decision as to required indemnification is made, depending on certain circumstances, by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court. The Company's Articles of Incorporation provide that a director is not liable to the Company or its shareholders for monetary damages resulting from a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for transactions from which the director derived an improper personal benefit; (iv) under the Minnesota statutory provision making directors personally liable, under a negligence standard, for unlawful payment of dividends or unlawful stock purchases or redemptions; or (v) for any act or omission occurring prior to the date of adoption of such indemnification provision.

        The Company maintains a directors' and officers' insurance policy (the "Policy") which insures the directors and officers of the Company against losses arising from certain claims for certain acts by the directors or officers in their respective capacities as such, or to the extent that the Company has indemnified such directors or officers, which insures the Company against such losses when and to the extent that the Company has indemnified such directors or officers for such losses under the Company's Articles of Incorporation or Bylaws, by contract or otherwise pursuant to applicable law.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description
4.1
Rights Agreement, dated as of October 25, 1995 between Curative Technologies, Inc. and Wells Fargo Bank Minnesota, National Association, as Rights Agent (incorporated by reference from the similarly numbered exhibit to the Company's Current Report on Form 8-K dated November 6, 1995)
4.2
Stock Purchase Agreement, dated July 6, 1989, among the Company and certain investors named therein (incorporated by reference from Exhibit 4.1.1 to the Company's Current Report on Form 8-K dated May 30, 1996)
4.3
Indenture, dated April 23, 2004, by and among the Company, certain of its subsidiaries as Guarantors and UBS Securities LLC (incorporated by reference from Exhibit 4.1 to the Company's Current Report on Form 8-K dated April 30, 2004)
4.4
Registration Rights Agreement, dated April 23, 2004, by and among Curative Health Services, Inc., certain of its subsidiaries as Guarantors and UBS Securities LLC (incorporated by reference from Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 30, 2004)
4.5	Specimen of 144A Notes (incorporated by reference from Exhibit 4.3 to the Company's Current Report on Form 8-K dated April 30, 2004)
4.6	Specimen of Regulation S Notes (incorporated by reference from Exhibit 4.4 to the Company's Current Report on Form 8-K dated April 30, 2004)
4.7	Specimen of Guarantees (incorporated by reference from Exhibit 4.5 to the Company's Current Report on Form 8-K dated April 30, 2004)

5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG LLP
23.3	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.
99.1
Employment Agreement, dated as of April 23, 2004, by and between Curative Health Services, Inc. and Paul F. McConnell (incorporated by reference from Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 4, 2004).
99.2
Noncompetition Agreement, dated as of April 23, 2004, by and between Curative Health Services, Inc. and Paul F. McConnell (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May 4, 2004).
99.3
Restricted Stock Unit Award Agreement, dated as of April 23, 2004, by and between Curative Health Services, Inc. and Paul F. McConnell (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K dated May 4, 2004).

Item 9.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hauppauge, State of New York, on May 24, 2004.

Curative Health Services, Inc.
By:	/s/ JOSEPH L. FESHBACH Joseph L. Feshbach Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 24, 2004.

Signature	Title

/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)
/s/ THOMAS W. AXMACHER Thomas W. Axmacher	Executive Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)
/s/ JOHN C. PRIOR John C. Prior	President, Specialty Healthcare Services and Director
/s/ PAUL F. MCCONNELL Paul F. McConnell	President, Chief Operating Officer and Director
/s/ PAUL S. AUERBACH, MD Paul S. Auerbach, MD	Director
/s/ DANIEL E. BERCE Daniel E. Berce	Director
/s/ LAWRENCE P. ENGLISH Lawrence P. English	Director
/s/ TIMOTHY I. MAUDLIN Timothy I. Maudlin	Director
/s/ GERARD MOUFFLET Gerard Moufflet	Director
/s/ PETER M. DECOMO Peter M. DeComo	Director
/s/ JOSEPH L. FESHBACH Joseph L. Feshbach	Attorney-in-Fact

Exhibit Index to
Form S-8

Curative Health Services, Inc.

Exhibit Number	Description
5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG LLP
23.3	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information
  Item 2. Registrant Information and Employee Plan Annual Information
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
Exhibit Index to Form S-8